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                     April 13, 2023

       Heng Fai Ambrose Chan
       Chief Executive Officer
       Alset Capital Acquisition Corp.
       4800 Montgomery LN STE 210
       Bethesda, MD 20814

                                                        Re: Alset Capital
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            File No. 001-41254

       Dear Heng Fai Ambrose Chan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Arthur Marcus